Nephros Reports Preliminary 2015 Revenue and Provides Update

RIVER EDGE, NJ, February 1, 2016 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTCQB:NEPH) (the “Company”), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration (“HDF”) system for use with a hemodialysis machine for the treatment of patients with end stage renal disease, reports preliminary top-line revenue for the fiscal year 2015 and provides business update.

Preliminary (unaudited) 2015 Revenue

Net product revenue for the year ended December 31, 2015 is estimated to be approximately $1.8 million versus approximately $0.9 million for the year ended December 31, 2014. Net licensing and royalty revenue for the year ended December 31, 2015 is estimated to be approximately $150 thousand versus approximately $800 thousand for the year ended December 31, 2014.

S100 510(k) Update

The Company filed for 510(k) clearance for its S100 Point of Use microfilter with the U.S. Food and Drug Administration (FDA) in late October 2015. In late December 2015, the FDA requested additional information. The Company is currently performing the additional testing and expects to be able to provide the needed supplemental information to the FDA in February 2016. Pending FDA clearance, the Company aims to launch the S100 in the second quarter of 2016.

Endotoxin Filter Cartridge Update

The Company intends to file for 510(k) clearance of its endotoxin cartridge filter in March 2016. The endotoxin cartridge filter is designed to provide hemodialysis quality water through ultrafiltration of the water in a dialysis clinic’s reverse osmosis (“RO”) loop. Because the cartridge conforms to the design controls of the DSU-D, and has the same intended use, the cartridge qualifies for the Special 510(k): Device Modification process, which has a 30 day FDA review timeline. Pending FDA clearance, the Company aims to launch the filter in the second quarter of 2016.

Additional New Filtration Products

AETHER® Bacterial Filter: By March 2016, the Company intends to deliver the first lot of bacterial filter cartridges to Biocon 1, LLC for inclusion in its AETHER® Water System product offering targeting the food service industry.

SSUmini: In March 2016, the Company intends to launch the SSUmini, a smaller version of the SSU-D, designed to provide hemodialysis quality water as a polish filter for small, portable RO systems and to provide hemodialysis quality bicarbonate concentrate for dialysis clinics with centralized bicarbonate systems.

Flushable Filter Cartridge, Large System: Over the last few years, the Company has been developing a high-throughput, auto-flushing filter system capable of handling 25 gallons per minute (“GPM”), or greater, through the Company’s proprietary 5 nanometer fiber membrane. The flushable filter system is designed to remove submicron particulates in closed loop water systems, including cooling systems for data centers and hot water return loops in commercial buildings. Initial data suggests the ability to remove both organic and inorganic particulates. The Company intends to provide limited release of a 25 GPM system to specific customers for additional testing and validation by the third quarter of 2016.

Flushable Filter Cartridge, Small System: In 2016, the Company intends to develop flushable filter cartridges capable to filtering 2.5, 5 and 10 GPM through the Company’s proprietary 5 nanometer fiber membrane. The smaller flushable filter systems have potential utility as a point-of-entry water purification system in restaurants, convenience stores and households. The Company intends to provide limited release through its strategic partnership with Biocon 1, LLC in the second half of 2016.

HDF Systems

In January 2016, the Company finalized and implemented a software update to its OLpūr H2H Hemodiafiltration System. The update incorporated feedback from system users to improve the alignment of the system with standard work flows. Additionally, the Company worked with system users to update the policies and procedures for the system, as well as the training modules for system user certification.

In the second quarter of 2016, the Company aims to launch HDF treatment at a major academic institution to begin the process of developing observational data on the HDF experience in the US dialysis clinic setting.

2016 Outlook

“We continue to make progress toward our operational goals on our path to being cash flow positive by the end of this year,” said Daron Evans, President and Chief Executive Officer of Nephros. “Our expanded ultrafilter portfolio in combination with our strengthening distributor partnerships in the hospital, dialysis and food service industries positions us well to accelerate our revenue growth in 2016 and beyond. We also look forward to CamelBak’s release of the Microbiological Advanced Purification System, which includes technology licensed from Nephros, later this year.”

“Our progress on the HDF system is particularly exciting. This year we hope to shift the focus from operational observation to clinical observation, which could help further educate patients and nephrologists in the U.S. about the benefits of HDF therapy.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Its filters, which it calls ultrafilters, are used primarily in medical applications. Nephros ultrafilters are used by dialysis centers for the removal of biological contaminants from the water and bicarbonate concentrate feeding hemodialysis devices. Additionally, Nephros ultrafilters are used in hospitals and medical clinics as an aid in infection control by retaining bacteria (i.e. Legionella, Pseudomonas), virus and endotoxin from water used by patients.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the timing of the Company’s responses to the FDA relating to its 510(k) submission for its S100 product; the timing of the commercial launch of the Company’s S100, endotoxin cartridge filter, and SSUmini products; the timing of the limited release of the Company’s 25 GPM auto-flushing filter and small system flushable filter cartridge products; feedback from customers regarding our new products; the timing of the planned 510(k) submission for the Company’s endotoxin cartridge filter product; the timing of planned deliveries of products to the Company’s distributors and partners; the timing of adding additional sites to test the Company’s HDF treatment; our expected financial and operational performance, including sales momentum, in future financial periods; our plans to expand our product line, our expectations related to the receipt of FDA clearance on new products; our plan to expand into additional market segments; our plan to grow revenues sufficient to generate positive cash flow, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, regulatory reforms, foreign exchange rate fluctuations, uncertainties in litigation or investigative proceedings, uncertainties in the FDA clearance process, the acceptance of our product offerings by customers and end users, and the availability of sufficient capital to fund our operating activities. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2014. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor:

PCG Advisory Group

Kirin M. Smith, Chief Operating Officer

Direct: 646-863-6519

www.pcgadvisory.com